UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2006

(Exact name of registrant as specified in charter)

Ohio	0-850	34-6542451

(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

127 Public Square, Cleveland, Ohio	44114-1306

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 689-6300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
     On February 7, 2006, the Compensation and Organization Committee of the KeyCorp Board of Directors established performance goals for 2006 awards under the KeyCorp Annual Incentive Plan, established performance goals under the KeyCorp Annual Performance Plan, and awarded restricted stock and performance shares under the KeyCorp 2006-2008 Long Term Incentive Program.
     The Committee determined that individual awards under the Annual Incentive Plan would be based on three performance goals, and it assigned a weight to each factor. The three performance goals are economic profit added, earnings per share, and return on equity. Awards under the Annual Incentive Plan are made to officers of KeyCorp other than the Chief Executive Officer and his direct reports, who receive awards under the KeyCorp Annual Performance Plan. The Annual Performance Plan is shareholder approved and awards are tax deductible. The overall potential funding under the Annual Performance Plan is based on Keycorp’s total revenue, but, like awards under the Annual Incentive Plan, individual awards are based on economic profit added, earnings per share, and return on equity.
     Under KeyCorp’s 2006-2008 Long Term Incentive Program, the Chief Executive Officer and his direct reports received awards in one-half performance based restricted stock and one-half performance shares, payable in cash, all of which vest three years from the date of grant to the extent that performance goals set forth in the awards are met. The performance goals are based on economic profit added, earnings per share, and return on equity. Each factor has a defined cumulative three-year threshold, target, and maximum performance goal. Under the Long Term Incentive Program, other officers receive a combination of time-lapsed restricted stock and performance based restricted stock whose terms are identical to the performance based restricted stock received by the Chief Executive Officer and his direct reports. Forms of the two types of Award Agreements are attached hereto as Exhibits 10.1 and 10.2
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits
10.1	Long Term Incentive Program Award Agreement for CEO and Direct Reports

10.2	Long Term Incentive Program Award Agreement for Other Officers

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYCORP

(Registrant)

Date: February 8, 2006		/s/ Daniel R. Stolzer

	By:	Daniel R. Stolzer
Vice President and
Deputy General Counsel